Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact: Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports Second Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – July 31, 2006 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported second quarter net earnings of $344,000, or $0.19 per diluted share, up 8.52% when compared with net earnings of $317,000, or $0.19 per diluted share, in the second quarter of 2005.

Chief Executive Officer, Paul C. Hudson stated, “The primary reason for the increase in second quarter earnings was due to an improvement in net interest margin and growth in non-interest income.” Hudson went on to note, “We continue to face competitive challenges with growing the loan portfolio and core deposits, but with the addition of F. Glenn Harvey, President/COO, we are beginning to supplement our core real estate secured loan production with commercial loans and our retail deposits with corporate and institutional deposits.” Mr. Harvey added, “The addition of commercial loans will provide the Bank with product diversification and rate sensitive assets.” Mr. Harvey also said, “Over the next several quarters we will begin to see the benefits of the creation of our wealth management team, especially with respect to the acquisition of core deposits.”

Second Quarter Results:

•	The net interest rate spread increased 17 basis points to 3.31% in the second quarter of 2006 from 3.14% in the second quarter of 2005, reflecting an improvement from the 6 basis points increase comparing first quarter 2006 to first quarter 2005;

•	Net interest income before provision for loan losses of $2.4 million in the second quarter of 2006 was up $89,000 from the second quarter of 2005, reflecting an improved net interest margin;

•	Non-interest income in the second quarter of 2006 was up $84,000 from the second quarter of 2005, primarily reflecting higher loan and deposit related fees in the 2006 period;

•	Non-interest expense in the second quarter of 2006 was up $69,000 from the second quarter of 2005, primarily reflecting higher compensation and benefits and occupancy expenses.

Net Interest Income

Net interest income before provision for loan losses of $2.4 million in the second quarter of 2006 was up $89,000, or 3.86%, from the second quarter a year ago. Despite a lower level of average interest-earning assets, the increase in net interest margin resulted in higher net interest income during the current quarter. Interest-earning assets averaged $278.2 million in the current quarter, down 2.52% from the same period a year ago. Net interest margin improved 22 basis points to 3.45% in the current quarter from 3.23% a year ago. The net interest rate spread improved 17 basis points to 3.31% in the current quarter from 3.14% a year ago. The increase in the net interest rate spread was primarily due to the increase in the overall yield of our loan portfolio resulting from new and renewing loans priced at higher rates because of increases in interest rates. The increase in the overall yield on loans was partially offset by the increase in interest rates paid on deposits and borrowings. The market for deposits remained competitive throughout the second quarter resulting in higher rates paid for interest-bearing deposits. The primary spread

(weighted average interest rate on loans minus weighted average interest rate on deposits) at June 30, 2006 was 3.96% compared to 3.66% at June 30, 2005, an increase of 30 basis points.

Provision for Loan Losses

During the second quarter of 2006, provision for loan losses amounted to $49,000 compared to $17,000 of provision recovery a year ago. The $49,000 loan loss provision was primarily due to the increase in our commercial loan portfolio. The allowance for loan losses was $1.5 million, or 0.66% of total gross loans receivable at June 30, 2006, compared to $1.5 million, or 0.64% of total gross loans receivable at year-end 2005.

Non-Interest Income

Non-interest income totaled $340,000 in the second quarter of 2006, up $84,000, or 32.81%, from the second quarter a year ago. The increase is primarily due to higher loan prepayment fees and higher deposit related fees in the second quarter of 2006 compared to same quarter in 2005. Additionally, service charge income for the three and six months ended June 30, 2005 was negatively impacted by the reversal of $40,000 and $31,000 of loan prepayment penalty fees which were recognized as income in prior periods. Loan prepayment fees totaled $59,000 in the second quarter of 2006 compared to $3,000 a year ago. Deposit related fees totaled $186,000 in the second quarter of 2006 compared to $167,000 a year ago, an increase of $19,000, primarily in NSF fees.

Non-Interest Expense

Non-interest expense totaled $2.1 million in the second quarter of 2006, up $69,000, or 3.37%, from the second quarter a year ago, primarily due to higher compensation and benefits and occupancy expenses. Compensation and benefits expense increased $62,000, with the adoption of FAS123R and the addition of a Chief Operating Officer to our executive management. Occupancy expense increased $27,000 primarily due to office repairs and maintenance work. Partially offsetting these increases was lower bad debt expense, included in other non interest expense.

Assets, Loan Originations and Deposits

At June 30, 2006, assets totaled $284.0 million, down $8.2 million, or 2.82%, from year-end 2005. During the first half of 2006, loan originations and loan purchases were offset by a high level of loan repayments resulting in a slight increase of $0.8 million in net loans receivable from year-end 2005. In addition, investment in federal funds sold decreased $4.4 million and securities held to maturity decreased $5.1 million. The cash was utilized to fund deposit outflows and repay borrowings.

Loan originations were $23.7 million for the six months ended June 30, 2006 compared to $18.1 million for the same period in 2005. Loan purchases totaled $9.5 million for the six months ended June 30, 2006 compared to $10.3 million for the same period in 2005. Loan repayments amounted to $32.3 million for the six months ended June 30, 2006 compared to $31.0 million for the same period in 2005.

Deposits totaled $207.6 million at June 30, 2006, down $1.8 million, or 0.87%, from year-end 2005. During the first six months of 2006, core deposits (NOW, demand, money market and passbook accounts) decreased $3.7 million, while certificates of deposit increased $1.9 million. At June 30, 2006, core deposits represented 47.08% of total deposits compared to 48.45% at December 31, 2005 and June 30, 2005.

Since the end of 2005, FHLB borrowings decreased $8.7 million, or 15.36%, to $47.8 million at June 30, 2006, as a result of lower loan growth financing needs.

Asset Quality and Performance Ratios

Non-performing assets, consisting of non-accrual and delinquent loans 90 or more days past due, totaled $111,000 at June 30, 2006 compared to $35,000 at December 31, 2005, or 0.04% and 0.01% of total assets, at those respective dates.

For the quarter ended June 30, 2006, the Company’s annualized return on average equity decreased to 7.50% compared to 8.12% for the same period in 2005. This was primarily attributable to the increase in average equity in 2006, resulting from Cathay General Bancorp’s investment in the Company’s common stock and the issuance of Series C preferred stock during the second quarter of 2006. The annualized return on average assets increased to 0.48% for the quarter ended June 30, 2006 compared to 0.43% for the same period in 2005. The efficiency ratio improved to 77.31% in second quarter 2006 compared to 79.84% in second quarter 2005, reflecting higher revenues for the second quarter of 2006 as compared to the same period in 2005.

At June 30, 2006, the Bank met the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates four full service branches, three in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Cash	$6,158	$5,386
Federal funds sold	—	4,400

Cash and cash equivalents	6,158	9,786
Securities held to maturity	40,319	45,369
Loans receivable, net of allowance of $1,504 and $1,455	227,360	226,542
Accrued interest receivable	1,228	1,241
Federal Home Loan Bank (FHLB) stock, at cost	2,839	3,332
Office properties and equipment, net	5,376	5,459
Other assets	768	565

Total assets	$284,048	$292,294

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$207,633	$209,464
Federal Home Loan Bank advances	47,830	56,513
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	549	559
Deferred income taxes	1,297	1,229
Other liabilities	1,600	1,752

Total liabilities	264,909	275,517

Stockholders’ Equity:
Preferred non-convertible, non-cumulative, and non-voting stock, $.01par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at June 30, 2006 and 55,199 shares of Series A and 100,000 shares of Series B at December 31, 2005	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at June 30, 2006 and 1,868,942 shares at December 31, 2005; outstanding 1,613,971 shares at June 30, 2006 and 1,554,610 shares at December 31, 2005	20	19
Additional paid-in capital	12,957	10,296
Retained earnings-substantially restricted	11,466	10,842
Treasury stock-at cost, 399,971 shares at June 30, 2006 and 314,332 shares at December 31, 2005	(5,306)	(4,382)

Total stockholders’ equity	19,139	16,777

Total liabilities and stockholders’ equity	$284,048	$292,294

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Interest on loans receivable	$3,679	$3,381	$7,195	$6,739
Interest on mortgage-backed securities	430	460	896	703
Interest on investment securities	18	18	36	53
Other interest income	97	80	191	183

Total interest income	4,224	3,939	8,318	7,678

Interest on deposits	1,285	1,095	2,474	2,107
Interest on borrowings	542	536	1,105	1,007

Total interest expense	1,827	1,631	3,579	3,114

Net interest income before provision for (recovery of) loan losses	2,397	2,308	4,739	4,564
Provision for (recovery of) loan losses	49	(17)	49	(7)

Net interest income after provision for (recovery of) loan losses	2,348	2,325	4,690	4,571

Non-interest income:
Service charges	287	189	555	499
Gain on sale of loans held for sale	—	5	—	5
Gain on sale of securities	—	6	12	21
Other	53	56	75	89

Total non-interest income	340	256	642	614

Non-interest expense:
Compensation and benefits	1,223	1,161	2,437	2,373
Occupancy expense, net	309	282	619	575
Information services	153	156	304	308
Professional services	146	136	225	277
Office services and supplies	122	115	226	211
Other	163	197	303	337

Total non-interest expense	2,116	2,047	4,114	4,081

Earnings before income taxes	572	534	1,218	1,104
Income taxes	228	217	486	445

Net earnings	$344	$317	$732	$659

Other comprehensive income, net of tax:
Unrealized gain (loss) on securities available for sale	$—	$—	$—	$(8)
Reclassification of realized net loss included in net earnings	—	—	—	20
Income tax effect	—	—	—	(5)

Other comprehensive income, net of tax	—	—	—	7

Comprehensive earnings	$344	$317	$732	$666

Net earnings	$344	$317	$732	$659
Dividends paid on preferred stock	(29)	(19)	(49)	(38)

Earnings available to common shareholders	$315	$298	$683	$621

Earnings per share-basic	$0.20	$0.20	$0.44	$0.41
Earnings per share-diluted	$0.19	$0.19	$0.41	$0.39
Dividends declared per share-common stock	$0.05	$0.05	$0.10	$0.10
Basic weighted average shares outstanding	1,561,213	1,515,575	1,557,946	1,514,389
Diluted weighted average shares outstanding	1,701,864	1,586,048	1,665,161	1,588,393

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of June 30,
	2006	2005
Regulatory Capital Ratios:
Core capital	7.99%	6.84%
Tangible capital	7.99%	6.84%
Tier 1 Risk-Based Ratio	12.02%	10.84%
Total Risk-Based capital	12.80%	11.58%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans	0.05%	0.05%
Non-performing assets as a percentage of total assets	0.04%	0.04%
Allowance for loan losses as a percentage of total gross loans	0.66%	0.60%
Allowance for loan losses as a percentage of non-performing loans	1,354.95%	1,250.44%
Allowance for losses as a percentage of non-performing assets	1,354.95%	1,250.44%
Non-performing assets:
Non-accrual loans	$111	$113

Total non-performing assets	$111	$113

	Three Months ended June30,				Six Months ended June 30,
	2006		2005		2006		2005
Performance Ratios:
Return on average assets	0.48	%(A)	0.43	%(A)	0.51	%(A)	0.45	%(A)
Return on average equity	7.50	%(A)	8.12	%(A)	8.26	%(A)	8.53	%(A)
Average equity to average assets	6.41%		5.31%		6.18%		5.33%
Non-interest expense to average assets	2.96	%(A)	2.79	%(A)	2.87	%(A)	2.81	%(A)
Efficiency ratio (1)	77.31%		79.84%		76.45%		78.81%
Net interest rate spread (2)	3.31	%(A)	3.14	%(A)	3.26	%(A)	3.15	%(A)
Net interest rate margin (3)	3.45	%(A)	3.23	%(A)	3.40	%(A)	3.24	%(A)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.

(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2006	2005	2006	2005
Total assets	$284,048	$297,725	$284,048	$297,725
Total gross loans, including loans held for sale	$228,864	$234,571	$228,864	$234,571
Total equity	$19,139	$15,629	$19,139	$15,629
Average assets	$286,110	$293,994	$286,980	$289,980
Average loans	$228,304	$231,950	$227,650	$232,850
Average equity	$18,342	$15,620	$17,731	$15,450
Average interest-earning assets	$278,233	$285,423	$279,167	$281,470
Average interest-bearing liabilities	$264,324	$274,550	$265,478	$270,494
Net income	$344	$317	$732	$659
Total income	$2,737	$2,564	$5,381	$5,178
Non-interest expense	$2,116	$2,047	$4,114	$4,081
Efficiency ratio	77.31%	79.84%	76.45%	78.81%
Non-accrual loans	$111	$113	$111	$113
REO, net	$—	$—	$—	$—
ALLL	$1,504	$1,413	$1,504	$1,413
REO-Allowance	$—	$—	$—	$—
Interest income	$4,224	$3,939	$8,318	$7,678
Interest expense	$1,827	$1,631	$3,579	$3,114
Net interest income	$2,397	$2,308	$4,739	$4,564